Exhibit 10.26

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into May 18, 2017, between Larry K. Harvey (hereinafter referred to as “Executive”) and Playa Resorts Management, LLC, a Delaware limited liability company (hereinafter referred to as the “Company”). Executive and the Company collectively are referred to as the “Parties,” and individually are referred to as a “Party.”

RECITALS

WHEREAS, Executive was employed by the Company pursuant to the terms of employment agreement dated September 21, 2016 (the “Employment Agreement”); and

WHEREAS, Executive’s employment with the Company will terminate effective June 30, 2017; and

WHEREAS, Executive is entitled to certain post-termination payments contingent upon his execution of this Agreement; and

WHEREAS, the Company has offered Executive additional severance pay as set forth herein in exchange for his execution of this Agreement; and

NOW, THEREFORE, in consideration of the promises, the performance of the covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Adoption of Recitals. The Parties hereto adopt the above recitals as being true and correct, and they are incorporated herein as material parts of this Agreement.

2. Severance Benefits.

A. COBRA Benefit. Provided that Executive signs and returns this Agreement to the Company without revoking it, and complies with the material terms of this Agreement, the Company will provide the following COBRA-related Benefits: One Thousand Five Hundred Dollars ($1,500) per month for twelve (12) months (a maximum of $18,000) to help defray the costs of procuring health insurance coverage (including COBRA) pursuant to the Employment Agreement, provided, however, that Executive shall promptly notify Company if he becomes eligible to obtain insurance coverage under another group insurance plan at which time payment of the COBRA Benefit provided for under this Subsection 2(A) shall cease.

B. Additional Severance Pay. Provided that Executive signs and returns this Agreement to the Company without revoking it, and complies with the material terms of this Agreement, the Company will provide twelve (12) months of salary continuation payments (“Severance Pay”) at his current Base Salary (as defined the Employment Agreement). The salary continuation payments will commence as set forth in this Subsection 2(c) and continue for twelve (12) months following the initial payment. These payments will be made on the same dates as Company’s payroll is issued to its other employees. Executive acknowledges that he is not otherwise entitled to receive the Severance Pay from the Company, which payment of constitutes valid consideration in exchange for your release of all claims and the other obligations as set forth in this Agreement. In addition to the other considerations in this Agreement, this Severance Pay is being provided to the extent Company requires Executive to assist with transitioning of his position through December 31, 2017.

C. Payments upon Separation. All payments in connection with a separation from service under this Agreement shall be made as of the latest of the following dates: (i) the sixtieth (60th) day following the termination of Executive’s employment and his delivery without revocation of the executed Agreement; (ii) to the extent required under Section 11(a) of the Employment Agreement, the first business day that is six (6) months following Executive’s separation from service; or (iii) the payment date required under the terms of any deferred compensation plan subject to the requirements of the Internal Revenue Code (“Code”) Section 409A. Amounts otherwise payable prior to these dates shall be delayed pursuant to this provision. Executive shall not retain the ability to elect the tax year of any payments under this Agreement and to the extent any payment could be made in one (1) of two (2) tax years, such payment shall be made in the later tax year. All payments under this Agreement shall be subject to all applicable federal, state, and local tax withholding.

D. Section 409A Compliance. Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement shall be provided in accordance with the requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv), such that any in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Code Section 105(b), and any in-kind benefits and reimbursements shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be promptly made to Executive following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred.

Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to the severance pay provisions of Section 6 of the Employment Agreement and the parachute payment provisions of Section 11(a) of the Employment Agreement are intended to be exempt from treatment as nonqualified deferred compensation under Code Section 409A to the maximum extent permitted by the Code and applicable Treasury Regulations, including exemptions under Treasury Regulation Section 1.409A-1(b)(9) (separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (short-term deferrals). If Executive is treated as a “ specified employee ” (as determined by the Company in its discretion in accordance with applicable regulations under Code Section 409A) at the time of his separation from service (within the meaning of Code Section 409A) from the Company and each employer treated as a single employer with the Company under Code Section 414(b) or (c) (provided that in applying such Sections and in accordance with the rules of Treasury Regulations Section 1.409A-1(h)(3), the language “at least 50 percent” shall be used instead of “at least 80 percent”) and if any amounts of nonqualified deferred compensation (within the meaning of Code Section 409A) are payable under this Agreement by reason of Executive’s separation from service, then payment of the amounts so treated as nonqualified deferred compensation which would otherwise be payable during the six (6)-month period following Executive’s separation from service shall be delayed until the earlier of (i) the first business day which is at least six (6) months and one (1) day following the date of such separation from service, (ii) the death of Executive, or (iii) such earlier date on which payment is permitted under Code Section 409A(a)(2)(B), and such payment shall be increased for delayed payment based on a crediting rate of the applicable federal short-term rate under Code Section 1274(d) (as determined on the date(s) payment(s) would have otherwise been made) from the date payment(s) would have otherwise been made without regard to this provision and the date payment is actually made. Any series of payments due under this Agreement, other than a payment which is a life annuity, shall for all purposes of Code Section 409A be treated as a series of separate payments and not as a single payment. If any amount otherwise payable under this Agreement by reason of a termination of employment from the Company is treated as nonqualified deferred compensation (within the meaning of Code Section 409A), then instead of making such payment upon occurrence of the termination of employment, such payment shall be made at such time as Executive has a separation from service (within the meaning of Code Section 409A) from the Company and each employer treated as a single employer with the Company, as determined above.

3. Release. In consideration of the Severance Benefits, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Playa Resorts Management, LLC, Playa Hotel & Resorts, B.V., Playa Hotel & Resorts, N.V., Playa Management USA, LLC, and their related affiliates, subsidiaries, parents, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, executives, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act, the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, the Rehabilitation Act of 1973, Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, Sections 1981 and 1983 of the Civil Rights Act of 1866, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Immigration Reform and Control Act, the Equal Pay Act, any local, state, federal or foreign whistleblower statute, regulation, ordinance or law, including the Florida Whistleblower Act of 1986 and 1991, the Fair Labor Standards Act, the Consolidated Omnibus Reconciliation Act, the Occupational Safety and Health Act, the Fair Credit Reporting Act, the Older Workers’ Benefits Protection Act, and the Executive Retirement Income Security Act of 1974, the Florida Civil Rights Act, the Virginia Human Rights Act, the Virginians with Disabilities Act, the Virginia Equal Pay Act, the Virginia Genetic Testing Law, the Virginia

Occupational Safety and Health Act, the Virginia Minimum Wage Act, the Virginia Payment of Wage Law, the Virginia Right to Work Law, all as amended; any foreign, federal, state and/or local law, statute, regulation or ordinance prohibiting discrimination, retaliation and/or harassment or governing wage or commission payment claims; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above. Executive understands that, by releasing all of Executive’s legally waivable claims, known or unknown, against the Released Parties, Executive is releasing all of Executive’s rights to bring any claims against any of them based on any actions, decisions or events occurring through the date Executive signs this Agreement including the terms and conditions of Executive’s employment and the termination of Executive’s employment.

Nothing in this Agreement shall be construed to prohibit Executive from contacting, filing a charge or participating in any proceeding or investigation by the U.S. Equal Employment Opportunity Commission (the “EEOC”), the Department of Labor (the “DOL”), the National Labor Relations Board (the “NLRB”), or other government agency. Notwithstanding the foregoing, Executive agrees to waive any right to recover monetary damages in any charge, complaint, or lawsuit filed by Executive or on Executive’s behalf.

4. Continuing Obligations. Executive acknowledges and reaffirms Executive’s obligation to keep confidential and not to disclose any and all non-public information concerning the Company that Executive acquired during the course of Executive’s employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition. Executive further acknowledges and reaffirms Executive’s obligations set forth in the Sections 7 and 8 of the Employment Agreement, which remain in full force and effect.

5. Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”).

A. Notwithstanding any other provision of this Agreement, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (1) is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

B. Notwithstanding any other provision of this Agreement, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

6. Cooperation. Following Executive’s termination, Executive shall assist and cooperate with the Company in the orderly transition of work to others if so requested by the Company. Executive shall cooperate with the Company and be responsive to requests for information relating to business matters about which Executive may have information or knowledge and reasonably assist the Company, as the case may be, with any litigation, threatened litigation or arbitration proceeding relating to the Company’s business as to which business Executive had relevant knowledge, and the Company shall reimburse Executive for reasonable costs, including attorneys’ fees and expenses, actually incurred by Executive in connection with such assistance.

7. Non-Disparagement. Executive understands and agrees that as a condition for the consideration herein described, Executive shall not make any false, disparaging or derogatory statements to any person or entity, including any media outlet, regarding the Company or any of its affiliates, subsidiaries, directors, officers, Executives, agents or representatives or about the Company’s or its subsidiaries’ business affairs and/or financial condition. Executive understands and agrees that Executive’s commitment not to defame, disparage, or impugn Company’s reputation constitutes a willing and voluntary waiver of Executive’s rights under the First Amendment of the United States Constitution and other laws. However, these non-disparagement obligations, do not limit Executive’s ability to truthfully communicate with the EEOC, DOL, NLRB and comparable state or local agencies or departments whether such communication is initiated by Executive or in response to the government.

8. Amendment and Waiver. This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties hereto. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company or Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

9. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

10. Nature of Agreement. Executive understands and agrees that this Agreement is a separation agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

11. Older Worker Benefit Protection Act. Executive acknowledges that Executive has been given at least 21 days to consider this Agreement, and that the Company advised Executive to consult with an attorney of Executive’s own choosing prior to signing this Agreement. Executive understands that Executive may revoke this Agreement for a period of seven (7) days after Executive signs this Agreement by notifying the Company’s General Counsel, in writing, and the Agreement shall not be effective or enforceable until the expiration of the Revocation Period. Executive understands and agrees that by entering into this Agreement, Executive is waiving any and all rights or claims Executive might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that Executive has received consideration beyond that to which Executive was previously entitled.

12. Tax Provision. In connection with the separation benefits to be provided to Executive pursuant to the Employment Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Executive shall be responsible for any and all applicable taxes with respect to such payments under applicable law. Executive acknowledges that Executive is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the payments set forth in the Employment Agreement.

13. Voluntary Assent. Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause Executive to sign this Agreement, and that Executive fully understands the meaning and intent of this Agreement. Executive states and represents that Executive had an opportunity to fully discuss and review the terms of this Agreement with an attorney. Executive further states and represents that Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof and signs Executive’s name of Executive’s own free act.

14. Entire Agreement. This Agreement and Sections 7 through 12 of the Employment Agreement, which survive termination of Executive’s employment with the Company, contain and constitute the entire understanding and agreement between Executive and the Company and supersede and cancel any other previous oral and written negotiations, agreements, and commitments between the Parties.

15. Arbitration.

A. Any disputes or claims between the Company and Executive in any way concerning Executive’s employment, the termination of his employment under the Employment Agreement, a breach of this Agreement, its enforcement or any other matter relating thereto shall be submitted at the initiative of either Party to mandatory arbitration in the Commonwealth of Virginia before a single arbitrator under the Federal Arbitration Act and pursuant to the Commercial Arbitration Rules of the American Arbitration Association, or its successor, then in effect. The decision of the arbitrator shall be rendered in writing, shall be final, and may be entered as a judgment in any court in the Commonwealth of Virginia or elsewhere. The Parties irrevocably consent to the jurisdiction of the federal and state courts located in Virginia for this purpose. Each Party shall be responsible for its or his own costs incurred in such arbitration and in enforcing any arbitration award, including attorneys’ fees and expenses.

B. Notwithstanding the foregoing, the Company in its sole and absolute discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief, for damages and such other relief as the Company shall elect to enjoin, enforce, or seek recovery for the breach of Executive’s covenants under the Employment Agreement. Such covenants shall be construed as agreements independent of any other provisions of the Employment

Agreement and the existence of any claim or cause of action Executive may have against the Company, whether based on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Agreement Date.

EXECUTIVE	PLAYA RESORTS MANAGEMENT, LLC

/s/ Larry K Harvey	By:	/s/ Bruce D. Wardinski

Larry K. Harvey		Print Name:	Bruce D. Wardinski

		Title:	Chief Executive Officer

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